NEWS BULLETIN	RE:	INNSUITES HOSPITALITY TRUST
FROM		INNSUITES HOTEL CENTRE
INNSUITES HOSPITALITY TRUST		1625 E. NORTHERN AVENUE, #105
NYSE MKT: IHT		Phoenix, Arizona 85020
FISCAL 2017		Phone: 602-944-1500

3rd Annual Independent Conference Sells Out Exhibitor Space; IHT Hotel Revenues up 15%; IHT Plans to Increase Capital

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

Phoenix, AZ, April 5, 2017 - InnSuites Hospitality Trust (NYSE MKT: IHT)

3rd Annual Independent Conference Sells Out Exhibitor Space

IHT Hotel Revenues up 15%; IHT Plans to Increase Capital

3rd annual InnDependent Lodging Executive Summit (“ILES”) has officially sold out its exhibitor spots and looks forward to a strong showing at this 2017 independent and boutique hotel conference in Las Vegas. Registration is in full-swing at www.iles.vegas and will be held on May 15-17, 2017 at the Hard Rock Las Vegas hotel. This three-day idea exchange will include strong educational sessions focused on the changing hospitality industry and includes soft brand and indie segments.

InnSuites Hospitality Trust (“IHT”) Hotel property revenues for the first two months of the current fiscal year are up 15% from the same two months of the prior fiscal year. IHT anticipates increased hotel room revenues to continue throughout the fiscal year ending January 31, 2018 based on trends and a nearly complete $6 million hotel refurbishment.

In February 2017, IHT submitted its Equity Enhancement Plan (“Plan”) to the NYSE which addressed how it intends to regain compliance with the NYSE MKT’s continued listing standards within the Plan Period which was accepted on March 31, 2017 with a Plan Period thru January 19, 2018. Elements of the compliance plan may include the sale of one or more of its assets. Management believes IHT hotels have a much lower book value than their market value, sale of additional IHT stock at market value, sale of minority interest in specific hotel properties and/or anticipated continuation of the current operational upward current trends in hotel gross operating profits. As part of the Plan, IBC Hotels Inc., a wholly owned subsidiary of IHT, plans to explore financial and strategic options for the subsidiary and has hired Viant Capital, an investment banker, to assist. IHT continues to monitor its stockholders’ equity and is reviewing potential actions that can and are being taken to increase its stockholders’ equity and to maintain compliance with the NYSE MKT’s listing standards.

With the exception of historical information, the matters discussed in this news release may include “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance due to numerous risks and uncertainties such as local, national or international economic and business conditions, including, without limitation, conditions that may, or may continue to, affect public securities markets generally, the hospitality industry or the markets in which we operate or will operate; fluctuations in hotel occupancy rates; changes in room rental rates that may be charged by InnSuites Hotels in response to market rental rate changes or otherwise; seasonality of our business; our ability to sell any of our Hotels at market value, listed sale price or at all; interest rate fluctuations; changes in, or reinterpretations of governmental regulations; competition; availability of credit or other financing; our ability to meet, refinance or extend present and future debt service obligations; insufficient resources to pursue our current strategy; concentration of our investments in the InnSuites Hotels® brand; loss of membership contracts; the financial condition of franchises, brand membership companies and travel related companies; our ability to develop and maintain positive relations with “Best Western Plus” or “Best Western” and potential future franchises or brands; our ability to carry out our strategy, including our strategy regarding IBC Hotels; the Trust’s ability to remain listed on the NYSE MKT; effectiveness of the Trust’s software program; the need to periodically repair and renovate our Hotels at a cost at or in excess of our standard 4% reserve; our ability to cost effectively integrate any acquisitions with the Trust in a timely manner; increases in the cost of labor, energy, healthcare, insurance and other operating expenses as a result of changed or increased regulation or otherwise; terrorist attacks or other acts of war; outbreaks of communicable diseases attributed to our hotels or impacting the hotel industry in general; natural disasters, including adverse climate changes in the areas where we have or serve hotels; airline strikes; transportation and fuel price increases; adequacy of insurance coverage; data breaches or cybersecurity attacks; and other factors. Such uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained.

For more information visit www.innsuitestrust.com or www.sec.gov.